UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

JAGUAR ANIMAL HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 18, 2015 (the “Closing Date”), Jaguar Animal Health, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with several banks and other financial institutions or entities (collectively, the “Lender”) and Hercules Technology Growth Capital, Inc., a Maryland corporation, as administrative agent (“Hercules”).

The Loan Agreement provides the Company with a senior secured term loan facility (the “Loan Facility”) for up to $8,000,000.  The initial $6,000,000 of the Loan Facility was drawn on August 18, 2015. The Loan Agreement contains a minimum cash covenant of up to $4,500,000 which can be reduced or eliminated with the achievement of certain milestones. An additional $2,000,000 is available to the Company at its option contingent on the satisfaction of further milestones as set forth in the Loan Agreement.

The interest rate on amounts borrowed under the Loan Facility is calculated at the greater of either (i) 9.90% plus the prime rate minus 4.25%, and (ii) 9.90%.  The Loan Facility has an initial term of approximately 36 months maturing on August 1, 2018, with an interest-only period through February 29, 2016, and amortized payments of principal and interest thereafter.  The Company has an option to extend the maturity date to February 1, 2019 and the interest-only period through August 31, 2016 upon the satisfaction of certain performance milestones and the Company electing to borrow the additional $2,000,000 if available, all on the terms and conditions set forth in the Loan Agreement.

The Company is required under the Loan Agreement to maintain a minimum cash balance of $4,500,000, provided, however, that the amount of the required minimum cash balance (i) will decrease to $3,000,000 upon the achievement of certain conditions, (ii) will further decrease by the amount of all amortization payments made and (iii) will be eliminated upon the achievement of certain other conditions.  The Company may prepay all, but not less than all, of the outstanding borrowed amounts by paying the entire principal balance and all accrued and unpaid interest thereon together with a Prepayment Charge (as defined below).  If the borrowed amounts are prepaid during any of the first 12 months following the Closing Date and the Company is then subject to a minimum cash balance requirement, the prepayment charge will be 2.00% of the then-applicable required minimum cash balance amount plus 3.00% of the amount being prepaid that is in excess of the required minimum cash balance amount.  If the Company is not then subject to a minimum cash balance requirement, the prepayment charge will be 3.00% of the amount being prepaid.  If the borrowed amounts are prepaid during any period after 12 months following the Closing Date and prior to the Maturity Date, the prepayment charge will be 1.00% of the amount being prepaid.  Such prepayment charges are collectively referred to in this Form 8-K as the “Prepayment Charges.”

The Loan Facility is secured by certain of the Company’s tangible and intangible personal property as specified in the Loan Agreement.

The Loan Agreement includes customary representations, warranties and restrictive covenants and sets out those events which would constitute an event of default thereunder (“Events of Default”).  Under the terms of the Loan Agreement, upon and during the continuance of any one or more Events of Default, Hercules may, at its option and in addition to other remedies under the Loan Agreement, accelerate and demand payment of all or any part of the Company’s secured obligations together with a Prepayment Charge and declare them to be immediately due and payable.

At the end of the term of the Loan Facility, the Company is required to pay the Lender an end of term payment in the amount of $560,000.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

On August 19, 2015, the Company issued a press release announcing the execution of the Loan Agreement. The Company is furnishing a copy of the press release, which is attached as Exhibit 99.1 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information regarding the Loan Agreement and the financial obligations thereunder set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.           Financial Statements and Exhibits.

(d)                                                    Exhibits.

Exhibit Number	Description
10.1

Loan and Security Agreement between Jaguar Animal Health, Inc., Qualified Subsidiaries thereof, the several banks and other financial institutions or entities from time to time parties thereto as lenders and Hercules Technology Growth Capital, Inc., dated as of August 18, 2015.

99.1	Jaguar Animal Health, Inc. Press Release dated August 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ John A. Kallassy
	Name:	John A. Kallassy
	Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer

Date:  August 19, 2015